Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Additional Information” in the Prospectuses and “Other Information—Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated September 9, 2008 in the registration statement (Form N-1A) and related Prospectuses and Statement of Additional Information of the EquiTrust Series Fund, Inc. filed with the Securities and Exchange Commission in this Post Effective Amendment No. 47 under the Securities Act of 1933 (No. 2-38512).

/s/ Ernst & Young

Des Moines, Iowa

November 24, 2008